Exhibit 99.1

Chicken Soup for the Soul Entertainment Announces Closing of Public Offering of Series A Cumulative Redeemable Perpetual Preferred Stock

COS COB, CT – August 23, 2019 –Chicken Soup for the Soul Entertainment, Inc. (“CSSE”) (NASDAQ: CSSE, CSSEP), a growing media company building online video on-demand (“VOD”) networks that provide video content for all screens, announced today the closing of its underwritten public offering of 221,000 shares of its Cumulative Redeemable Perpetual Preferred Stock at a public offering price of $25.00 per share generating gross proceeds of $5.525 million for the company.

The Benchmark Company and HCFP/Capital Markets LLC acted as joint book-running managers for the offering.

A registration statement on Form S-1 (File No. 333-232523) relating to the shares of Class A common stock to be issued in the offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) and is effective and is available on the SEC’s website at www.sec.gov. Copies of the prospectus can also be requested from Benchmark, by telephone at 212-312-6700 or by email at prospectus@benchmarkcompany.com.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nadsaq:CSSE) is a growing media company building and acquiring streaming video-on-demand networks (VOD) that provide content for all screens. The company owns a majority stake in Crackle Plus, a joint venture with Sony Pictures Television, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces long and short-form content through its Chicken Soup for the Soul Originals division and through APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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INVESTOR RELATIONS

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561

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